Exhibit 99.01

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:
Gabriele Collier
Silicon Image, Inc.
Phone: 408-616-4088
gabriele.collier@siliconimage.com

Allison DeLeo
Racepoint Global
Phone: 415-694-6711
adeleo@racepointglobal.com

INVESTOR CONTACT:
Alex Chervet
Silicon Image, Inc.
Phone: 408-616-4153
alex.chervet@siliconimage.com

SILICON IMAGE ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

SUNNYVALE, Calif., May 15, 2014 – Silicon Image (NASDAQ: SIMG), a leading provider of multimedia connectivity solutions and services, today announced that Noland Granberry has resigned as Chief Financial Officer to pursue an opportunity with a privately held company.  Mr. Granberry will remain in his current position until May 30, 2014 to ensure an orderly transition.

Silicon Image has already commenced a comprehensive search for a permanent replacement.  Until a permanent successor is named, Steven Robertson, who currently serves as the Company’s Vice President of Finance, will assume the CFO responsibilities.

"On behalf of everyone at Silicon Image, I want to thank Noland for his many years of contribution to our company and wish him all the best for his future endeavors," said Camillo Martino, chief executive officer of Silicon Image, Inc.  "We remain committed to pursuing the solid business strategy and key initiatives we laid out at the beginning of the year while we execute a smooth transition.”

About Silicon Image, Inc.
Silicon Image (NASDAQ: SIMG) is a leading provider of multimedia connectivity solutions and services for mobile, consumer electronics and PC markets.  Silicon Image’s semiconductor and intellectual property products feature wireless and wired technologies that deliver connectivity across a wide array of devices in the home, office and on the go.  Silicon Image has driven the creation of the industry standards HDMI®, DVI™, MHL® and WirelessHD®, and offers manufacturers comprehensive standards interoperability and compliance testing services via its wholly-owned subsidiary, Simplay Labs.  For more information, visit http://www.siliconimage.com.

Silicon Image and the Silicon Image logo are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and/or other countries.  All other trademarks and registered trademarks are the property of their respective owners in the United States and/or other countries.